                     REVOLVING LOAN AGREEMENT

     THIS REVOLVING LOAN AGREEMENT (this "Agreement") is made as of June 30, 1998 by and between FFCA ACQUISITION CORPORATION, a Delaware corporation ("FFCA"), whose address is 17207 North Perimeter Drive, Scottsdale, Arizona 85255, and UNI-MARTS, INC., a Delaware corporation ("Debtor"), whose address is 477 East Beaver Avenue, State College, Pennsylvania 16801-5690.

                      PRELIMINARY STATEMENT:

     Unless otherwise expressly provided herein, all defined terms used in this Agreement shall have the meanings set forth in Section 1. Debtor has requested from FFCA, and applied for, the Loans. The Loans and the Letter of Credit Amount will be evidenced by the Notes and secured by a first priority security interest in the corresponding Premises pursuant to a Mortgage. FFCA has committed to make the Loans pursuant to the terms and conditions of the Commitment, this Agreement and the other Loan Documents.

                            AGREEMENT:

     In consideration of the mutual covenants and provisions of this Agreement, the parties agree as follows:

     1. DEFINITIONS. The following terms shall have the following meanings for all purposes of this Agreement:

     "Action" has the meaning set forth in Section 11.A(4).

     "Advance" or "Advances" means, as the context may require, any advance of the proceeds of the Loans, or all Advances made by FFCA pursuant to the terms of Section 2.

     "Affiliate" means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, "controls", "under common control with" and "controlled by" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person or entity, whether through ownership of voting securities or otherwise.

     "Business Day" means a day on which banks located in Phoenix, Arizona are not required or authorized to remain closed.

     "Closing" shall have the meaning set forth in Section 5.

     "Closing Date" shall have the meaning set forth in Section 5.

     "Code" means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended.

     "Commitment" means that certain Commitment Letter dated April 22, 1998 between FFCA and Debtor, and any amendments or supplements thereto.

     "Counsel" means legal counsel to Debtor, licensed in the states in which (i) the Premises are located, (ii) Debtor is incorporated, and
(iii) Debtor maintains its principal place of business, as selected by Debtor and approved by FFCA.

     "Debtor Entities" means, collectively, Debtor and any Affiliate of Debtor.

     "De Minimis Amounts" shall mean, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms which does not constitute a violation of any Environmental Laws and is customarily employed in, or associated with, similar businesses located in the states in which the Premises are located.

     "Disclosures" has the meaning set forth in Section 14.P.

     "Environmental Condition" means any condition with respect to soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or surrounding the Premises, whether or not yet discovered, which could or does result in any damage, loss, cost, expense, claim, demand, order or liability to or against Debtor or FFCA by any third party (including, without limitation, any Governmental Authority), including, without limitation, any condition resulting from the operation of Debtor's business, business at the Premises and/or the operation of the business of any other property owner or operator in the vicinity of the Premises and/or any activity or operation formerly conducted by any person or entity on or off the Premises.

     "Environmental Indemnity Agreement" or "Environmental Indemnity Agreements" means, as the context may require, the environmental indemnity agreement dated as of the date of this Agreement to be executed by Debtor for the benefit of FFCA with respect to a Premises or the environmental indemnity agreements dated as of the date of this Agreement to be executed by Debtor for the benefit of FFCA with respect to all of the Premises, as the same may be amended from time to time. An Environmental Indemnity Agreement will be executed for each Premises.

     "Environmental Insurer" means such environmental insurance company as FFCA may select in its sole discretion.

     "Environmental Laws" means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to Hazardous Materials, Regulated Substances, USTs and/or the protection of human health or the environment by reason of a Release or a Threatened Release of Hazardous Materials or relating to liability for or costs of Remediation or prevention of Releases. "Environmental Laws" includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know

Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. "Environmental Laws" also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority with respect to Hazardous Materials, Regulated Substances and USTs; requiring notification or disclosure of Releases or other environmental condition of the Premises to any Governmental Authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements relating to Hazardous Materials, Regulated Substances and USTs in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to Hazardous Materials, Regulated Substances and USTs; and relating to wrongful death, personal injury, or property or other damage in connection with the physical condition or use of the Premises by reason of the presence of Hazardous Materials, Regulated Substances and USTs in, on, under or above the Premises.

     "Environmental Policies" means those certain environmental insurance policies issued by Environmental Insurer to FFCA with respect to the Premises, which Environmental Policies shall be in form and substance satisfactory to FFCA in its sole discretion.

     "Event of Default" has the meaning set forth in Section 11.

     "Fee" means a commitment fee equal to $30,000.00, which represents 1.0% of the Maximum Loan Amount, which Fee shall be payable as set forth in Section 4.

     "FFCA Entities" means, collectively, FFCA, Franchise Finance and any Affiliate of FFCA or Franchise Finance.

     "Franchise Finance" means Franchise Finance Corporation of America, a Delaware corporation, and its successors.

     "Governmental Authority" means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, the states where the Premises are located or any political subdivision thereof.

     "Hazardous Materials" means (i) any toxic substance or hazardous waste, substance, solid waste or related material, or any pollutant or contaminant; (ii) radon gas, asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contains dielectric fluid containing levels of polychlorinated biphenyls in excess of federal, state or local safety guidelines, whichever are more stringent, or any petroleum product; (iii) any substance, gas, material or chemical which is or may be defined as or included in the definition of "hazardous substances," "toxic substances,"

"hazardous materials," hazardous wastes" or words of similar import under any Environmental Laws; and (iv) any other chemical, material, gas or substance the exposure to or release of which is or may be prohibited, limited or regulated by any Governmental Authority that asserts or may assert jurisdiction over the Premises or the operations or activity at the Premises, or any chemical, material, gas or substance that does or may pose a hazard to the health and/or safety of the occupants of the Premises or the owners and/or occupants of property adjacent to or surrounding the Premises.

     "Indemnified Parties" has the meaning set forth in Section 13.

     "Letters of Credit" means those certain standby letters of credit to be issued as of the Closing Date by the Letter of Credit Provider pursuant to the Letter of Credit Documents in the Letter of Credit Amount for a period of one year.

     "Letter of Credit Amount" means the aggregate amount of $2,700,000.00, which shall be allocated to each Premises in accordance with its Premises Percentage.

     "Letter of Credit Documents" means that certain Application and Agreement for Standby Letter of Credit dated on or about the date first above written executed by FFCA and Debtor and delivered to the Letter of Credit Provider, all other documents executed in connection therewith or contemplated thereby, and all amendments and modifications to and renewals of such documents.

     "Letter of Credit Fee" means a letter of credit fee equal to 4% of the Letter of Credit Amount, which Letter of Credit Fee shall be payable on the Closing Date as contemplated by Section 3.D of this Agreement.

     "Letter of Credit Obligations" has the meaning set forth in Section 3 of this Agreement.

     "Letter of Credit Provider" means the banking subsidiary of NationsBank Corporation that issues the Letters of Credit.

     "Loan" or "Loans" means, as the context may require, the revolving line of credit loan for each Premises, or the revolving line of credit loans for all of the Premises, as described in Section 2.

     "Loan Documents" means, collectively, this Agreement, the Notes, the Mortgages, the Related Loan Documents, the Environmental Indemnity Agreements, the UCC-1 Financing Statements and all other documents executed in connection therewith or contemplated thereby.

     "Material Adverse Effect" means a material adverse effect on (i) the business, condition, worth or operations of Debtor or any or all of the Premises, including, without limitation, the operation of any of the Premises as a Uni-Mart Facility and/or the value of any or all of the Premises, or (ii) Debtor's ability to perform the obligations under the Loan Documents.

     "Maturity Date" shall have the meaning set forth in the Notes.

     "Maximum Loan Amount" means, on the Closing Date, $3,000,000.00, which shall be allocated to each Premises in accordance with its Premises Percentage and subsequent to the Closing Date, $3,000,000 less the Letter of Credit Obligations.

     "Mortgage" or "Mortgages" means, as the context may require, the deed of trust or mortgage dated as of the date of this Agreement to be executed by Debtor for the benefit of FFCA with respect to a Premises or the deeds of trust or mortgages dated as of the date of this Agreement to be executed by Debtor for the benefit of FFCA with respect to all of the Premises, as the same may be amended from time to time. A Mortgage will be executed for each Premises.

     "Note" or "Notes" means, as the context may require, the promissory note dated as of the date of this Agreement in the Premises Loan Amount to be executed by Debtor in favor of FFCA with respect to a Premises, or the promissory notes dated as of the date of this Agreement to be executed by Debtor in favor of FFCA with respect to all of the Premises, as the same may be amended from time to time, including, without limitation, as contemplated by Section 2.C. A Note will be executed for each Premises in the Premises Loan Amount.

     "Other Agreements" means, collectively, all agreements and instruments between, among or by (1) any of the Debtor Entities, and, or for the benefit of, (2) any of the FFCA Entities, including, without limitation, promissory notes and guaranties but excluding the Loan Documents.

     "Participation" has the meaning set forth in Section 14.P.

     "Permitted Exceptions" means those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the title insurance policies issued by Title Company to FFCA and approved by FFCA in connection with the Loans.

     "Person" means any individual, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

     "Premises" means the parcel or parcels of real estate corresponding to the FFCA File Numbers and addresses identified on Exhibit A attached hereto, together with all rights, privileges and appurtenances associated therewith and all buildings, improvements and fixtures now or hereafter located thereon. As used herein, the term "Premises" shall mean either a singular property or all of the properties collectively, as the context may require.

     "Premises Letter of Credit Amount" means the Letter of Credit Amount, which shall be allocated to each Premises in accordance with its Premises Percentage.

     "Premises Loan Amount" means the sum of the Premises Letter of Credit Amount and the Premises Revolver Loan Amount, which shall be allocated to each Premises in accordance with its Premises Percentage.

     "Premises Revolver Loan Amount" means the Maximum Loan Amount, which shall be allocated to each Premises in accordance with its Premises Percentage.

     "Premises Percentage" means the percentage for each Premises set forth on Exhibit C, which is determined by comparing the Premises Loan Amount to the sum of the Letter of Credit Amount and the Maximum Loan Amount.

     "Questionnaires" means the environmental questionnaires completed by Debtor with respect to the Premises and submitted to Environmental Insurer in connection with the issuance of the Environmental Policies.

     "Related Loan Documents" means the Loan Agreement and Real Property Loan Agreement of even date herewith by and between Debtor and FFCA and all other documents executed or to be executed in connection therewith or contemplated thereby.

     "Regulated Substances" means "petroleum" and "petroleum-based substances" or any similar terms described or defined in any Environmental Laws and any applicable federal, state, county or local laws applicable to or regulating USTs.

     "Release" means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials, Regulated Substances or USTs.

     "Remediation" means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Material, Regulated Substances or USTs, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials, Regulated Substances or USTs.

     "Securitization" has the meaning set forth in Section 14.P.

     "Securitized Loan Pool" means any pool or group of loans that are a part of any Securitization transaction.

     "Threatened Release" means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding the Premises which may result from such Release.

     "Title Company" means the title insurance company described in
Section 5.

     "Transfer" has the meaning set forth in Section 14.P.

     "UCC-1 Financing Statements" means such UCC-1 Financing Statements as FFCA shall require to be executed and delivered by Debtor with respect to the transactions contemplated by this Agreement.

     "Uni-Mart Facility" means (i) with respect to those Premises listed on Exhibit A-1, a Uni-Mart convenience store and gasoline station; (ii) with respect to those Premises listed on Exhibit A-2, a Uni-Mart convenience store; (iii) with respect to those Premises listed on Exhibit A-3, a Choice Cigarette discount outlet and gasoline station; and (iv) with respect to those Premises listed on Exhibit A-4, a Choice Cigarette discount outlet.

     "USTs" means any one or combination of tanks and associated piping systems used in connection with the storage, dispensing and general use of Regulated Substances.

     2. LOANS. A. On the terms and subject to the conditions set forth in the Loan Documents, FFCA shall make the Loans, which Loans will be in the form of an Advance in the aggregate amount of the Maximum Loan Amount made as of the Closing Date and, subject to the Maximum Loan Amount limitation, subsequent Advances made from time to time as provided in this Agreement. The outstanding aggregate principal amount of the Loans shall not exceed the Maximum Loan Amount at any time. So long as no event has occurred and is continuing which is, or with the passage of time or the giving of notice or both would constitute an Event of Default under the Loan Documents, Debtor may borrow, prepay and reborrow, from the Closing Date until the Maturity Date, an amount up to the Maximum Loan Amount. Debtor shall not request an Advance in an amount less than $100,000.00 and no more frequently than once in a calendar month.

     B. Simultaneously with the execution and delivery of this Agreement, Debtor shall execute and deliver to FFCA the Notes. The obligation of Debtor to pay the outstanding aggregate principal amount of all Advances plus accrued interest thereon shall be evidenced by the Notes. All Advances and payments shall be allocated to the Notes according to the Premises Percentage. All payments shall be allocated to the Notes according to the Premises Percentage and applied in accordance with the terms of the Notes. Each Note shall be secured by the related Mortgage.

     C. Debtor irrevocably authorizes FFCA to make or cause to be made, at or about the time of any Advance or at the time of FFCA's receipt of any payment of the principal amount of the Loans, an appropriate notation in FFCA's records reflecting the amount of such Advance or payment, as applicable, and the allocation of such Advance and allocation of such payment to each of the Notes, as applicable. The outstanding principal amount of the Notes plus accrued interest thereon set forth in FFCA's records maintained with respect to the Notes (which may include computer records) shall, absent manifest error, be prima facie evidence of the outstanding principal amount plus accrued interest thereon due and owing to FFCA, but the failure to record, or any error in so recording, any such amount on FFCA's records shall not limit or otherwise affect the obligations of Debtor under the Notes to make payments when due. Notwithstanding the foregoing, and subject to Section 8.C hereof, Debtor agrees to execute such amendments to the Notes, amendments and restatements of the Notes and/or substitute and/or additional promissory notes in the form of the Notes as FFCA may reasonably request to evidence Debtor's obligations to FFCA under the Loan Documents.

     D. Debtor shall notify FFCA at least five Business Days before the Business Day on which Debtor desires to receive an Advance; provided, however, Debtor acknowledges that each Advance shall be made on the first Business Day of the month immediately following the month in which Debtor notifies FFCA of its desire to receive such Advance. Each such notice shall be in the form of Exhibit B attached hereto (each, a "Notice"), and shall set forth the requested amount of each Advance and such other information required by the Notice. Each Notice shall constitute a certification by Debtor that the representations and warranties of Debtor set forth in the Loan Documents are true, correct and complete in all material respects as of the date of such Notice and as of the date of such requested Advance and that Debtor has satisfied each of the conditions precedent set forth in this Agreement. FFCA's obligation to fund each Advance shall be subject to the satisfaction of the following conditions precedent as of the date of the requested Advance:

          (i) no event shall have occurred and be continuing which is, or with the passage of time or the giving of notice or both would constitute an Event of Default under the Loan Documents or any of the Other Agreements;

          (ii) Debtor shall be in compliance with each of the covenants set forth in Section 8 hereof;

          (iii) the aggregate outstanding principal balance of the Loans, together with the amount of the requested Advance, shall not exceed the Maximum Loan Amount; and

          (iv) there shall have been no material adverse change in Debtor's business, operations, assets or financial condition since the Closing Date, as determined by FFCA in its reasonable discretion.

Upon Debtor's satisfaction of the foregoing conditions, FFCA will disburse the requested Advance in immediately available funds to such account as Debtor shall have specified in the Notice or as otherwise directed by Debtor in the Notice.

     E. The Loans shall bear interest at a variable rate of interest as set forth in the Notes and shall be payable in arrears on the first day of each month based on the then outstanding principal balance of the Notes. Debtor shall have the right to prepay (without premium or penalty) the Notes in whole or in part at any time provided that any such prepayment shall only be made on a regularly scheduled payment date upon not less than 10 days prior written notice from Debtor to FFCA. All prepayments shall be allocated to the Notes based on the Premises Percentage and applied in accordance with the terms of the Notes. Unless otherwise paid prior to the Maturity Date, Debtor shall pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, the outstanding principal amount of the Loans and all accrued but unpaid interest thereon.

     F. If the Loans are paid in full, and Debtor shall have by notice terminated FFCA's obligation to make any further Advances, and no Event of Default or event or circumstance which, with the giving of notice, passage of time or both, would result in an Event of Default, exists, then FFCA shall release from the lien of the related Mortgages such Premises as negotiated, in good faith, between FFCA and Debtor such that the remaining Premises shall fully secure Debtor's obligations under the Letter of Credit Documents. If Debtor and FFCA are unable to agree on the Premises to be released, then FFCA's determination as to the Premises to be released and which of the Premises shall remain to secure the

Debtor's obligations under the Letter of Credit Documents shall control. Following such release, the Premises Percentage shall be adjusted to reflect the ratio of each original Premises Loan Amount to the Letter of Credit Amount.

     3.   LETTER OF CREDIT OBLIGATIONS.  A.   Debtor and FFCA agree to
execute and deliver the Letter of Credit Documents on or before the Closing Date.

     B. Debtor agrees to pay, and reimburse FFCA on demand for, all charges, fees, costs and expenses, including, without limitation, reasonable attorneys' and accountants' fees and expenses, and any other amounts paid by FFCA pursuant to or under the Letter of Credit Documents or otherwise incurred by FFCA with respect to the Letter of Credit Documents (the "Letter of Credit Obligations"). All Letter of Credit Obligations shall be deemed allocated to the Notes based on the Premises Percentage. The Letter of Credit Obligations are and shall be absolute and unconditional, and shall be paid or performed strictly in accordance with this Agreement and the other Loan Documents under all circumstances irrespective of:

          (i) any lack of validity or enforceability of, or any amendment or other modifications of, or waiver with respect to this Agreement, any of the other Loan Documents, any of the Letters of Credit or any of the Letter of Credit Documents;

          (ii) any exchange or release of any other obligations under this Agreement, any of the other Loan Documents, any of the Letters of Credit or any of the Letter of Credit Documents;

          (iii) the existence of any claim, setoff, defense, reduction, abatement or other right which Debtor may have at any time against FFCA or any other Person;

          (iv) any document presented in connection with this Agreement, any of the other Loan Documents, the Letters of Credit or any of the Letter of Credit Documents proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (v) any payment by FFCA under any of the Letter of Credit Documents as a result of a payment by the Letter of Credit Provider of any Letter of Credit against presentation of a certificate or other document which does not strictly comply with the terms of such documents;

          (vi) any breach by Debtor of any representation, warranty or covenant contained in this Agreement, any other Loan Documents, any of the Letters of Credit or any of the Letter of Credit Documents; or

          (vii) any other circumstances, other than payment in full, which might otherwise constitute a defense available to, or discharge of, Debtor in respect of this Agreement, the other Loan Documents, the Letters of Credit or any of the Letter of Credit Documents.

     C. Letter of Credit Obligations shall bear interest from the date paid by FFCA to the date of actual reimbursement by Debtor, or on behalf of Debtor, at the lesser of the highest rate for which Debtor may legally contract, or the rate of 14% per annum, and such interest shall be included within the Letter of Credit Obligations for which Debtor must reimburse FFCA as set forth in Section 3.B. Notwithstanding anything to the contrary contained in any of the Loan Documents, the obligations of Debtor to FFCA under this subsection are subject to the limitation that payments of interest to FFCA shall not be required to the extent that receipt of any such payment by FFCA would be contrary to provisions of applicable law limiting the maximum rate of interest that may be charged or collected by FFCA. All payments of the Letter of Credit Obligations shall be allocated to the Notes in accordance with the Premises Percentage and applied in accordance with the Notes.

     D. Debtor shall pay FFCA a Letter of Credit Fee on the Closing Date. The Letter of Credit Fee shall be deemed fully earned and nonrefundable upon FFCA's receipt. The Letter of Credit Fee due and payable on the Closing Date shall equal 4% of the Letter of Credit Amount as of the Closing Date.

     E. FFCA shall have no obligation to renew, apply for or obtain a renewal of the Letter of Credit past the one-year term of the Letter of Credit.

     F. If FFCA receives notice of a draw request under the Letter of Credit, then FFCA shall use good faith efforts to provide Debtor, to the person set forth in Section 14.A., with telephonic notice of such draw request.

     4. UNDERWRITING, SITE ASSESSMENT, VALUATION, PROCESSING AND COMMITMENT FEE. Debtor paid FFCA a portion of the Fee pursuant to the Commitment, and such portion was deemed fully earned when received. The remainder of the Fee shall be paid at the Closing and shall be deemed nonrefundable and fully earned upon the Closing. The portion of the Fee paid and the balance due at Closing shall be adjusted down (and returned or credited as appropriate) to reflect a Fee equal to 1% of the actual Maximum Loan Amount. In the event the transaction set forth in this Agreement fails to close due to a breach or default by Debtor under this Agreement, FFCA shall retain the portion of the Fee received by FFCA (without affecting or limiting FFCA's remedies set forth in this Agreement).

     5. CLOSING. (a) Each Loan shall be closed (the "Closing") contemporaneously with the satisfaction of all of the terms and conditions contained in this Agreement, but in no event shall the date of the Closing be extended beyond June 30, 1998, unless such extension shall be approved by FFCA in its sole discretion (the date on which the Closing shall occur is referred to herein as the "Closing Date").

     (b) FFCA has ordered a title insurance commitment for each Premises from Lawyers Title Insurance Corporation ("Title Company"). Prior to the Closing Date, the parties hereto shall deposit with Title Company all documents and moneys necessary to comply with their obligations under this Agreement. Title Company shall not cause the transaction to close unless and until it has received written instructions from FFCA and Debtor to do so. All costs of such transaction shall be borne by Debtor, including, without limitation, the cost of title insurance and endorsements, survey charges, the attorneys' fees of Debtor, attorneys' fees and expenses of FFCA, the cost of the environmental reports and the Environmental Policies to be delivered pursuant to Section 10.E, FFCA's in-house site inspection costs and fees, stamp taxes, mortgage taxes, transfer fees, escrow and recording fees and site inspection fees for the Premises. All real and personal property and other applicable taxes and assessments and other charges relating to the Premises which are due and payable on or prior to the Closing Date as well as taxes and assessments due and payable subsequent to the Closing Date but which Title Company requires to be paid at Closing as a condition to the issuance of the title insurance policy described in Section
10.C, shall be paid by Debtor at or prior to the Closing. The Closing documents shall be dated as of the Closing Date.

     Debtor and FFCA hereby employ Title Company to act as escrow agent in connection with this transaction. Debtor and FFCA will deliver to Title Company all documents, pay to Title Company all sums and do or cause to be done all other things necessary or required by this Agreement, in the reasonable judgment of Title Company, to enable Title Company to comply herewith and to enable any title insurance policy provided for herein to be issued. Title Company is authorized to pay, from any funds held by it for FFCA's or Debtor's respective credit, all amounts necessary to procure the delivery of such documents and to pay, on behalf of FFCA and Debtor, all charges and obligations payable by them, respectively. Debtor will pay all charges payable by it to Title Company. Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Debtor and FFCA or to interplead such documents and/or funds in an action brought in any such court. Deposit by Title Company of such documents and funds, after deducting therefrom its charges and its expenses and attorneys' fees incurred in connection with any such court action, shall relieve Title Company of all further liability and responsibility for such documents and funds. Title Company's receipt of this Agreement and opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of Title Company's agreement to be bound by the terms and conditions of this Agreement pertaining to Title Company. Disbursement of any funds shall be made by check, certified check or wire transfer, as directed by FFCA. Title Company shall be under no obligation to disburse any funds represented by check or draft, and no check or draft shall be payment to Title Company in compliance with any of the requirements hereof, until it is advised by the bank in which such check or draft is deposited that such check or draft has been honored. Title Company is authorized to act upon any statement furnished by the holder or payee, or a collection agent for the holder or payee, of any lien on or charge or assessment in connection with the Premises, concerning the amount of such charge or assessment or the amount secured by such lien, without liability or responsibility for the accuracy of such statement. The employment of Title Company as escrow agent shall not affect any rights of subrogation under the terms of any title insurance policy issued pursuant to the provisions thereof.

     6. REPRESENTATIONS AND WARRANTIES OF FFCA. The representations and warranties of FFCA contained in this Section are being made by FFCA as of the date of this Agreement and the Closing Date to induce Debtor to enter into this Agreement and consummate the transactions contemplated herein, and Debtor has relied, and will continue to rely, upon such representations and warranties from and after the execution of this Agreement and the Closing. FFCA represents and warrants to Debtor as follows:

          A. Organization of FFCA. FFCA has been duly formed, is validly existing and has taken all necessary action to authorize the execution, delivery and performance by FFCA of this Agreement.

          B. Authority of FFCA. The person who has executed this Agreement on behalf of FFCA is duly authorized so to do.

          C. Enforceability. Upon execution by FFCA, this Agreement shall constitute the legal, valid and binding obligation of FFCA, enforceable against FFCA in accordance with its terms.

     All representations and warranties of FFCA made in this Agreement shall survive the Closing.

     7. REPRESENTATIONS AND WARRANTIES OF DEBTOR. The representations and warranties of Debtor contained in this Section are being made by Debtor as of the date of this Agreement and the Closing Date to induce FFCA to enter into this Agreement and consummate the transactions contemplated herein, and FFCA has relied, and will continue to rely, upon such representations and warranties from and after the execution of this Agreement and the Closing. Debtor represents and warrants to FFCA as follows:

          A. Information and Financial Statements. Debtor has delivered to FFCA financial statements (either audited financial statements or, if Debtor does not have audited financial statements, certified financial statements) and certain other information, which financial statements and other information are true, correct and complete in all material respects; and no material adverse change has occurred with respect to any such financial statements and other information provided to FFCA since the date such financial statements and other information were prepared or delivered to FFCA. Debtor understands that FFCA is relying upon such financial statements and information and Debtor represents that such reliance is reasonable. All such financial statements were prepared in accordance with generally accepted accounting principles consistently applied and accurately reflect as of the date of this Agreement and the Closing Date, the financial condition of each individual or entity to which they pertain.

          B. Organization and Authority. (1) Debtor is duly organized or formed, validly existing and in good standing under the laws of its state of incorporation or formation, and qualified as a foreign corporation, partnership or limited liability company, as applicable, to do business in any jurisdiction where such qualification is required. All necessary corporate, partnership or limited liability company action has been taken to authorize the execution, delivery and performance of this Agreement and of the other documents, instruments and agreements provided for herein.

          (2) The person(s) who have executed this Agreement on behalf of Debtor are duly authorized so to do.

          C. Enforceability of Documents. Upon execution by Debtor, this Agreement and the other documents, instruments and agreements to be executed in connection with this Agreement, shall constitute the legal, valid and binding obligations of Debtor, enforceable against Debtor in accordance with their respective terms.

          D. Litigation. There are no suits, actions, proceedings or investigations pending or threatened against or involving Debtor or the Premises before any arbitrator or Governmental Authority which might reasonably result in any Material Adverse Effect.

          E. Absence of Breaches or Defaults. Debtor is not, and the authorization, execution, delivery and performance of this Agreement and the documents, instruments and agreements provided for herein will not result, in any breach or default under any other document, instrument or agreement to which Debtor is a party or by which Debtor, the Premises or any of the property of Debtor is subject or bound. The authorization, execution, delivery and performance of this Agreement and the documents, instruments and agreements provided for herein will not violate any applicable law, statute, regulation, rule, ordinance, code, rule or order.

          F. Utilities. The Premises are served by ample public utilities to permit full utilization of the Premises for their intended purpose and all utility connection fees and use charges will have been paid in full.

          G. Intended Use and Zoning; Compliance With Laws. Debtor intends to use the Premises solely for the operation of Uni-Mart Facilities, and related ingress, egress and parking, and for no other purposes. Each of the Premises is in compliance with all applicable zoning requirements and the use of each of the Premises as a Uni-Mart Facility does not constitute a nonconforming use under applicable zoning requirements. The Premises comply with all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Premises, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, all applicable standards of the National Board of Fire Underwriters and the Americans With Disabilities Act of 1990 and all policies or rules of common law, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to Debtor.

          H. Area Development; Wetlands. No condemnation or eminent domain proceedings affecting the Premises have been commenced or, to the best of Debtor's knowledge, are contemplated. To the best of Debtor's knowledge, the areas where the Premises are located have not been declared blighted by any Governmental Authority. The Premises and/or the real property bordering the Premises are not designated by any Governmental Authority as a wetlands.

          I. Licenses and Permits; Access. Debtor has all required licenses and permits, both governmental and private, to use and operate the Premises as a Uni-Mart Facility. There are adequate rights of access to public roads and ways available to the Premises to permit full utilization of the Premises for their intended purposes and all such public roads and ways have been completed and dedicated to public use.

          J. Condition of Premises. The Premises are of good workmanship and materials, fully equipped and operational, in good condition and repair, free from structural defects, clean, orderly and sanitary, safe, well-lit, landscaped, decorated, attractive and well-maintained.

          K. Environmental. Debtor is fully familiar with the present use of the Premises, and, after due inquiry, Debtor has become generally familiar with the prior uses of the Premises. Except as disclosed in the Questionnaires, no Hazardous Materials or Regulated Substances have been used, handled, manufactured, generated, produced, stored, treated, processed, transferred or disposed of at or on the Premises, except in De Minimis Amounts and in compliance with all applicable Environmental Laws, except to the extent such Hazardous Materials or Regulated Substances would not have a Material Adverse Effect, and no Release or Threatened Release has occurred at or on the Premises which would have a Material Adverse Effect. Except as disclosed in the Questionnaires, the activities, operations and business undertaken on, at or about the Premises, including, but not limited to, any past or ongoing alterations or improvements at the Premises, are and have been at all times, in compliance with all Environmental Laws except where such noncompliance would not have a Material Adverse Effect. No further action is required to remedy any Environmental Condition or violation of, or to be in full compliance with, any Environmental Laws, and no lien has been imposed on the Premises by any Governmental Authority in connection with any Environmental Condition, the violation or threatened violation of any Environmental Laws or the presence of any Hazardous Materials, Regulated Substances or USTs on or off the Premises.

          Except as disclosed in the Questionnaires, there is no pending or threatened litigation or proceeding before any Governmental Authority in which any person or entity alleges the violation or threatened violation of any Environmental Laws or the presence, Release, Threatened Release or placement on or at the Premises of any Hazardous Materials, Regulated Substances or USTs, or of any facts which would give rise to any such action, nor has Debtor, except as disclosed in the Questionnaires, (a) received any notice (and Debtor has no actual knowledge) that any Governmental Authority or any employee or agent thereof has determined, threatens to determine or requires an investigation to determine that there has been a violation of any Environmental Laws at, on or in connection with the Premises or that there exists a presence, Release, Threatened Release or placement of any Hazardous Materials, Regulated Substances or USTs on or at the Premises, or the use, handling, manufacturing, generation, production, storage, treatment, processing, transportation or disposal of any Hazardous Materials, Regulated Substances or USTs at or on the Premises; (b) received any notice under the citizen suit provision of any Environmental Law in connection with the Premises or any facilities, operations or activities conducted thereon, or any business conducted in connection therewith; or (c) received any request for inspection, request for information, notice, demand, administrative inquiry or any formal or informal complaint or claim with respect to or in connection with the violation or threatened violation of any Environmental Laws or existence of Hazardous Materials, Regulated Substances or USTs relating to the Premises or any facilities, operations or activities conducted thereon or any business conducted in connection therewith.

          L. Environmental Questionnaires. The information and disclosures in the Questionnaires are true, correct and complete in all material respects, FFCA and Environmental Insurer may rely on such information and disclosures, and the person or persons executing the Questionnaires were duly authorized to do so.

          M. Title to Premises; First Priority Lien. Fee title to each of the Premises is vested in Debtor, free and clear of all liens, encumbrances, charges and security interests of any nature whatsoever, except the Permitted Exceptions. Upon Closing, FFCA shall have a first priority lien upon and security interest in each of the Premises pursuant to the Mortgages and the UCC-1 Financing Statements.

          N. No Other Agreements and Options. Neither Debtor nor the Premises are subject to any commitment, obligation, or agreement, including, without limitation, any right of first refusal, option to purchase or lease granted to a third party, which could or would prevent or hinder FFCA in making the Loans or prevent or hinder Debtor from fulfilling its obligations under this Agreement or the other Loan Documents.

          O. No Mechanics' Liens. There are no outstanding accounts payable which if not paid timely would have a Material Adverse Effect, mechanics liens, or rights to claim a mechanics lien in favor of any materialman, laborer, or any other person or entity in connection with labor or materials furnished to or performed on any portion of the Premises; Debtor shall be responsible for any and all claims for mechanics' liens and accounts payable that have arisen or may subsequently arise due to agreements entered into for and/or any work performed on, or materials supplied to the Premises prior to the Closing Date; Debtor has made no contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Premises the nonpayment of which would have a Material Adverse Effect; and Debtor shall and does hereby agree to defend, indemnify and forever hold FFCA and FFCA's designees harmless from and against any and all such mechanics' lien claims, accounts payable or other commitments relating to the Premises.

          P. No Reliance. Debtor acknowledges that FFCA did not prepare or assist in the preparation of any of the projected financial information used by Debtor in analyzing the economic viability and feasibility of the transaction contemplated by this Agreement. Furthermore, Debtor acknowledges that it has not relied upon, nor may it hereafter rely upon, the analysis undertaken by

     FFCA in determining the Maximum Loan Amount, and such analysis will not be made available to Debtor.

     All representations and warranties of Debtor made in this Agreement shall be and will remain true and complete as of and subsequent to the Closing Date as if made and restated in full as of such time and shall survive the Closing. Debtor acknowledges and agrees that Environmental Insurer may rely on the environmental representations and warranties set forth in the preceding subsection K, that Environmental Insurer is an intended third-party beneficiary of such representations and warranties and that Environmental Insurer shall have all rights and remedies available at law or in equity as a result of a breach of such representations and warranties, including, to the extent applicable, the right of subrogation.

     8. COVENANTS. Debtor covenants to FFCA from and after the Closing Date as follows:

          A. Inspections. Debtor shall, at all reasonable times, (i) provide FFCA and FFCA's officers, employees, agents, advisors, attorneys, accountants, architects, and engineers with access to the Premises, all drawings, plans, and specifications for the Premises in the possession of Debtor, all engineering reports relating to the Premises in the possession of Debtor, the files and correspondence relating to the Premises, and the financial books and records, including lists of delinquencies, relating to the ownership, operation, and maintenance of the Premises, and (ii) allow such persons to make such inspections, tests, copies, and verifications as FFCA considers necessary.

          B. Corporate Fixed Charge Coverage Ratio. Until such time as all of Debtor's obligations under the Notes and the other Loan Documents are paid, satisfied and discharged in full, Debtor shall maintain a corporate fixed charge coverage ratio ("CFCCR") of at least 1.25:1, as determined on the last day of each fiscal quarter of Debtor (the "Date of Determination"). For purposes of this Section, the term "CFCCR" shall mean with respect to the three month period of time immediately preceding the Date of Determination (a "Period of Determination"), the ratio calculated for such period of time of (a) the sum of Net Income, Depreciation and Amortization, Interest Expense and Operating Lease Expense, to (b) the sum of Operating Lease Expense, current maturities of Debt, current maturities of all Capital Leases and Interest Expense.

     For purpose of this Section, the following terms shall be defined as set forth below:

          "Capital Lease" shall mean any lease of any property, whether real, personal or mixed, which, in conformity with GAAP, would be required to be accounted for on Debtor's balance sheet as a capital lease and which is applicable to one or more of Debtor's properties.

          "Debt" shall mean, for the Period of Determination:

               (A) indebtedness for borrowed money;

               (B) obligations evidenced by bonds, indentures, notes or similar instruments;

               (C) obligations to pay the deferred purchase price of property or services;

               (D) obligations under leases which should be, in accordance with GAAP, recorded as Capital Leases; and

               (E) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (A) through (D) above, allocable to Debtor; provided, however, Debt shall not include Debtor's obligations to the Letter of Credit Provider with respect to the Letters of Credit.

          "Depreciation and Amortization" shall mean, for the Period of Determination, depreciation and amortization as determined in accordance with GAAP allocable to Debtor.

          "Equipment Payment Amount" shall mean for the Period of Determination the sum of all amounts payable under all loans secured by equipment at the Premises.

          "GAAP" means generally accepted accounting principles consistently applied.

          "Interest Expense" shall mean, for the Period of Determination, the sum of all interest accrued or which should be accrued in respect of all Debt, including interest attributable to Capital Leases, as determined in accordance with GAAP, allocable to Debtor.

          "Net Income" shall mean, for the Period of Determination, the net income or net loss of Debtor allocable to Debtor. In determining the amount of Net Income, (1) adjustments shall be made for nonrecurring gains and losses allocable to the Period of Determination, (2) deductions shall be made for, among other things, Depreciation and Amortization, Interest Expense and Operating Lease Expense allocable to the Period of Determination, (3) no deductions shall be made for income taxes or charges equivalent to income taxes allocable to the Period of determination, as determined in accordance with GAAP, and (4) a deduction shall be made for actual corporate overhead expense allocable to the Period of Determination.

          "Operating Lease Expense" shall mean, for the Period of Determination, the expenses incurred under any operating lease, as determined in accordance with GAAP, allocable to Debtor.

          C. Lost Note. Debtor shall, if any Note is mutilated, destroyed, lost or stolen (a "Lost Note"), promptly deliver to FFCA, upon receipt of an affidavit from FFCA stipulating that such Note has been mutilated, destroyed, lost or stolen, in substitution therefor, a new promissory note containing the same terms and conditions as such Lost Note with a notation thereon of the unpaid principal and accrued and unpaid interest. Debtor shall provide fifteen (15) days prior notice to FFCA before making any payments to third parties in connection with a Lost Note. Except as a result of the gross negligence or intentional misconduct of Debtor, FFCA shall indemnify Debtor for all reasonable costs, expenses, damages, claims and liabilities incurred by Debtor as the result of a Lost Note.

          D. Net Worth. At all times while the obligations of Debtor to FFCA pursuant to this Agreement are outstanding, Debtor shall maintain a net worth of at least $20,000,000.00, as determined in accordance with generally accepted accounting principles consistently applied.

          E. Reporting Obligations. Debtor will provide FFCA with each of the following:

               (i) Event of Default. Promptly, but in any event within two Business Days, after Debtor becomes aware of an Event of Default, written notification to an officer of FFCA specifying the nature and period of existence thereof and what action Debtor is taking or proposes to take with respect thereto.

               (ii) Certificates. At the time of each Advance, a certificate of an officer of Debtor substantially in the form attached hereto as Exhibit B.

               (iii) Auditors' Reports. Promptly upon receipt thereof, a copy of each report submitted to Debtor by its independent accountants in connection with any annual, interim or special audit made by it of the books of Debtor.

               (iv) Other Information. Promptly after the receipt of written request therefor from FFCA, information concerning Debtor reasonably requested by FFCA that is required to satisfy all requirements applicable to FFCA pursuant to the Securities Exchange Act of 1934 and all other regulatory laws applicable to FFCA or to which FFCA is subject or bound.

          F. Use of Proceeds. Debtor shall only use the proceeds of the Loans to finance the Premises and for working capital purposes.

     9. TRANSACTION CHARACTERIZATION. This Agreement is a contract to extend a financial accommodation (as such term is used in the Code) for the benefit of Debtor. It is the intent of the parties hereto that the business relationship created by this Agreement, the Notes, the Mortgages and the other Loan Documents is solely that of creditor and debtor and has been entered into by both parties in reliance upon the economic and legal bargains contained in the Loan Documents. None of the agreements contained in the Loan Documents is intended, nor shall the same be deemed or construed, to create a partnership between Debtor and FFCA, to make them joint venturers, to make Debtor an agent, legal representative, partner, subsidiary or employee of FFCA, nor to make FFCA in any way responsible for the debts, obligations or losses of Debtor.

     10. CONDITIONS OF CLOSING. The obligation of FFCA to consummate the transaction contemplated by this Agreement is subject to the fulfillment or waiver of each of the following conditions:

          A. Title. Fee title to each of the Premises shall be vested in Debtor, free of all liens, encumbrances, restrictions, encroachments and easements, except the Permitted Exceptions and the liens created by the Mortgages and the UCC-1 Financing Statements. Upon Closing, FFCA will obtain a valid and perfected first priority lien upon and security interest in each of the Premises.

          B. Condition of Premises. FFCA shall have inspected and approved the Premises, the Premises shall be in good condition and repair and of good workmanship and materials, and the Premises shall be fully equipped and operational, clean, orderly, sanitary, safe, well-lit, landscaped, decorated, attractive and with a suitable layout, physical plant, traffic pattern and location, all as determined by FFCA in its sole discretion.

          C. Evidence of Title. FFCA shall have received for each of the Premises a preliminary title report and irrevocable commitment to insure title by means of a mortgagee's, ALTA extended coverage policy of title insurance (or its equivalent, in the event such form is not issued in the jurisdiction where the Premises is located) issued by Title Company showing good and marketable fee title in such Premises in Debtor, committing to insure FFCA's first priority lien upon and security interest in such Premises subject only to liens, encumbrances, restrictions and easements approved by FFCA, and containing such endorsements as FFCA may require.

          D. Survey. FFCA shall have received a current ALTA survey of each of the Premises, the form and substance of which shall be satisfactory to FFCA in its sole discretion. Debtor shall have provided FFCA with evidence satisfactory to FFCA that the location of each of the Premises is not within the 100-year flood plain or identified as a special flood hazard area as defined by the Federal Insurance Administration, or if any Premises is in such a flood plain or special flood hazard area, Debtor shall provide FFCA with evidence of flood insurance maintained on such Premises in amounts and on terms and conditions satisfactory to FFCA.

          E. Environmental. At Debtor's expense, FFCA shall have received an Environmental Policy with respect to each of the Premises, as required by FFCA in its sole discretion.

          F. Zoning. Debtor shall have provided FFCA with evidence satisfactory to FFCA that each of the Premises is properly zoned for use as a Uni-Mart Facility and that such use constitutes a legal, conforming use under applicable zoning requirements.

          G. Compliance With Representations, Warranties and Covenants. All obligations of Debtor under this Agreement shall have been fully performed and complied with, and no event shall have occurred or condition shall exist which would, upon the Closing Date, or, upon the giving of notice and/or passage of time, constitute a breach or default hereunder or under the Loan Documents or any other agreement between FFCA and Debtor pertaining to the subject matter hereof, and no event shall have occurred or condition shall exist or information shall have been disclosed by Debtor or discovered by FFCA which has had or would have a material adverse effect on the Premises, Debtor or FFCA's willingness to consummate the transaction contemplated by this Agreement, as determined by FFCA in its sole and absolute discretion.

          H. Proof of Insurance. Debtor shall have delivered to FFCA certificates of insurance or copies of insurance policies showing that all insurance required by the Loan Documents and providing coverage and limits satisfactory to FFCA are in full force and effect.

          I. Opinions of Counsel to Debtor. Debtor shall have caused Counsel to prepare and deliver one or more opinions to FFCA in form and substance satisfactory to FFCA and its counsel.

          J. Letters of Credit. The Letter of Credit Provider shall have issued the Letters of Credit.

          K. Closing Documents. At or prior to the Closing Date, FFCA and/or Debtor, as may be appropriate, shall execute and deliver or cause to be executed and delivered to Title Company or FFCA, as may be appropriate, all documents required to be delivered by this Agreement, and such other documents, payments, instruments and certificates, as FFCA may require in form acceptable to FFCA, including, without limitation, the following:

               (1)  Notes;
               (2)  Mortgages;
               (3)  Proof of Insurance;
               (4)  Opinions of Counsel to Debtor;
               (5)  Evidence of satisfactory zoning;
               (6)  UCC-1 Financing Statements;
               (7)  Environmental Indemnity Agreements; and
               (8) Certifications (Confessions of Judgment), as appropriate.

Upon fulfillment or waiver of all of the above conditions, FFCA shall deposit funds necessary to close this transaction with the Title Company and this transaction shall close in accordance with the terms and conditions of this Agreement.

     11. DEFAULT AND REMEDIES. A. Each of the following shall be deemed an event of default by Debtor (each, an "Event of Default"):

          (1) If any representation or warranty of Debtor set forth in any of the Loan Documents is false in any respect and such falsity would result in a Material Adverse Effect, or if Debtor renders any false statement or account in any material respect.

          (2) If any principal, interest or other monetary sum due under the Notes, the Mortgages or any other Loan Document is not paid within five days after the date when due; provided, however, notwithstanding the occurrence of such an Event of Default, FFCA shall not be entitled to exercise its rights and remedies set forth below unless and until FFCA shall have given Debtor notice thereof and a period of five days from the delivery of such notice shall have elapsed without such Event of Default being cured.

          (3) If Debtor fails to observe or perform any of the other covenants (except with respect to a breach of the CFCCR requirements or any of the covenants in Sections 8.F, conditions, or obligations of this Agreement; provided, however, if any such failure does not involve the payment of any monetary sum, is not willful or intentional, does not place any rights or property of FFCA in immediate jeopardy, and is within the reasonable power of Debtor to promptly cure after receipt of notice thereof, all as determined by FFCA in its reasonable discretion, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until FFCA shall have given Debtor notice thereof and a period of 30 days shall have elapsed, during which period Debtor may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such 30-day period, as determined by FFCA in its reasonable discretion, and Debtor is diligently pursuing a cure of such failure, then Debtor shall have a reasonable period to cure such failure beyond such 30-day period, which shall not exceed 90 days after receiving notice of the failure from FFCA. If Debtor shall fail to correct or cure such failure within such 90-day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required.

          (4) If Debtor becomes insolvent within the meaning of the Code, files or notifies FFCA that it intends to file a petition under the Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, hereinafter, an "Action"), is not generally paying its debts as the same become due or if Debtor becomes the subject of an involuntary petition under the Code or other similar involuntary Action (in which case Debtor shall be required to provide FFCA with immediate notice of the commencement or filing of such involuntary petition or Action), and any of the following shall have occurred: (i) the involuntary petition or involuntary Action shall not have been dismissed within 60 days of the date on which it was filed or otherwise commenced, (ii) an order for relief under the Code (or similar order) shall have been entered by the court in the involuntary proceeding or involuntary Action, or
     (iii) the court having jurisdiction over such involuntary proceeding or involuntary Action (upon motion or other request for relief by the party against whom the involuntary petition or involuntary Action was filed or otherwise commenced) shall not have granted FFCA full and final relief from the automatic stay of
     Section 362 of the Code and from any stay issued under Section 105 of the Code (or any similar stays or injunctions) within 30 days of the filing or commencement of such involuntary petition or involuntary Action so that FFCA is thereafter free to exercise any and all of its rights and remedies under the Loan Documents;

          (5) If there is an "Event of Default" under any other Loan Document or a breach or default, after the passage of all applicable notice and cure or grace periods, under any of the Other Agreements.

          (6) If Debtor fails to observe or perform any of the covenants in Sections 8.F of this Agreement.

          (7)  If there is a breach of the CFCCR requirement.

          (8) If Debtor fails to perform any of its obligations under any of the Letter of Credit Documents or if Debtor is otherwise in breach or default under any of the Letter of Credit Documents, or if Debtor fails to reimburse FFCA for any of the Letter of Credit Obligations as contemplated by Section 3 of this Agreement.

     B. Upon and during the continuance of an Event of Default, subject to the limitations set forth in subsection A, FFCA may declare all or any part of the obligations of Debtor under the Notes, this Agreement and any other Loan Document to be due and payable, and the same shall thereupon become due and payable without any presentment, demand, protest or notice of any kind except as otherwise expressly provided herein, and, except as otherwise provided herein or prohibited by applicable law, Debtor hereby waives notice of intent to accelerate the obligations secured by the Mortgages and notice of acceleration. Thereafter, FFCA may exercise, at its option, concurrently, successively or in any combination, all remedies available at law or in equity, including without limitation any one or more of the remedies available under the Notes, the Mortgages or any other Loan Document. Neither the acceptance of this Agreement nor its enforcement shall prejudice or in any manner affect FFCA's right to realize upon or enforce any other security now or hereafter held by FFCA, it being agreed that FFCA shall be entitled to enforce this Agreement and any other security now or hereafter held by FFCA in such order and manner as it may in its absolute discretion determine. No remedy herein conferred upon or reserved to FFCA is intended to be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to FFCA, or to which FFCA may be otherwise entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by FFCA.

     12.  ASSIGNMENTS.

     A. FFCA may assign in whole or in part its rights under this Agreement, including, without limitation, in connection with any Transfer, Participation and/or Securitization. Upon any assignment of FFCA's right and interest hereunder, FFCA shall remain liable for the performance of any obligation of FFCA contained herein.

     B. Debtor shall not, without the prior written consent of FFCA, sell, assign, transfer, mortgage, convey, encumber or grant any easements or other rights or interests of any kind in the Premises or any of them, any of Debtor's rights under this Agreement or any interest in Debtor, whether voluntarily, involuntarily or by operation of law or otherwise, including, without limitation, by merger, consolidation, dissolution or otherwise, except, subsequent to the Closing, as expressly permitted by the Mortgage.

     13. INDEMNITY. Debtor agrees to indemnify, hold harmless and defend FFCA and its directors, officers, shareholders, employees, successors, assigns, agents, contractors, subcontractors, experts, licensees, affiliates, lessees, lenders, mortgagees, trustees and invitees, as applicable (collectively, the "Indemnified Parties"), from and against any and all losses, costs, claims, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees, arising as the result of an Environmental Condition and/or a breach of any of the representations, warranties, covenants, agreements or obligations of Debtor set forth in this Agreement. Without limiting the generality of the foregoing, such indemnity shall include, without limitation, any engineering, governmental inspection and reasonable attorneys' fees and expenses that the Indemnified Parties may incur by reason of any representation set forth in this Agreement being false, or by reason of any investigation or claim of any Governmental Authority in connection therewith.

     14.  MISCELLANEOUS PROVISIONS.

     A. Notices. All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Agreement shall be in writing and given by (i) hand delivery, (ii) facsimile, (iii) express overnight delivery service or (iv) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (a) receipt, if hand delivered, (b) transmission, if delivered by facsimile, (c) the next business day, if delivered by express overnight delivery service, or (d) the third business day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

     If to Debtor:            J. Kirk Gallaher
                              Executive Vice President and
                                Chief Financial Officer
                              Uni-Marts, Inc.
                              477 East Beaver Avenue
                              State College, PA 16801-5690
                              Telephone:     (814) 234-6000
                              Telecopy:      (814) 234-3277


     If to FFCA:              Dennis L. Ruben, Esq.
                              Executive Vice President and General Counsel
                              FFCA Acquisition Corporation
                              17207 North Perimeter Drive
                              Scottsdale, AZ  85255
                              Telephone:     (602) 585-4500
                              Telecopy:      (602) 585-2226

     B. Real Estate Commission. FFCA and Debtor represent and warrant to each other that they have dealt with no real estate or mortgage broker, agent, finder or other intermediary in connection with the transactions contemplated by this Agreement. FFCA and Debtor shall indemnify and hold each other harmless from and against any costs, claims or expenses, including attorneys' fees, arising out of the breach of their respective representations and warranties contained within this Section.

     C. Waiver and Amendment. No provisions of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

     D. Captions. Captions are used throughout this Agreement for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

     E.   Intentionally Omitted.

     F. Severability. The provisions of this Agreement shall be deemed severable. If any part of this Agreement shall be held unenforceable, the remainder shall remain in full force and effect, and such unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

     G. Construction Generally. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the transaction contemplated by this Agreement and is entered into by both parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Debtor and FFCA were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

     H. Other Documents. Each of the parties agrees to sign such other and further documents as may be appropriate to carry out the intentions expressed in this Agreement.

     I. Attorneys' Fees. In the event of any judicial or other adversarial proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and other costs in addition to any other relief to which it may be entitled. References in this Agreement to the attorneys' fees and/or costs of FFCA shall mean both the fees and costs of independent outside counsel retained by FFCA with respect to this transaction and the fees and costs of FFCA's in-house counsel incurred in connection with this transaction.

     J. Entire Agreement. This Agreement and the other Loan Documents, together with any other certificates, instruments or agreements to be delivered in connection therewith, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Debtor and FFCA with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Debtor and FFCA, the Commitment shall be deemed null and void and of no further force and effect and the terms and conditions of this Agreement shall control notwithstanding that such terms may be inconsistent with or vary from those set forth in the Commitment.

     K. Forum Selection; Jurisdiction; Venue; Choice of Law. Debtor acknowledges that this Agreement was substantially negotiated in the State of Arizona, the Agreement was signed by FFCA in the State of Arizona and delivered by Debtor in the State of Arizona, all payments under the Notes will be delivered in the State of Arizona and there are substantial contacts between the parties and the transactions contemplated herein and the State of Arizona. For purposes of any action or proceeding arising out of this Agreement, the parties hereto hereby expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona and Debtor consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Debtor waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. It is the intent of the parties hereto that all provisions of this Agreement shall be governed by and construed under the laws of the State of Arizona. To the extent that a court of competent jurisdiction finds Arizona law inapplicable with respect to any provisions hereof, then, as to those provisions only, the laws of the states where the Premises are located shall be deemed to apply. Nothing in this Section shall limit or restrict the right of FFCA to commence any proceeding in the federal or state courts located in the states in which the Premises are located to the extent FFCA deems such proceeding necessary or advisable to exercise remedies available under this Agreement or the other Loan Documents.

     L. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

     M. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Debtor and FFCA and their respective successors and permitted assigns, including, without limitation, any United States trustee, any debtor in possession or any trustee appointed from a private panel.

     N.   Survival.  Except for the conditions of Closing set forth in
Section 10, which shall be satisfied or waived as of the Closing Date, all representations, warranties, agreements, obligations and indemnities of Debtor and FFCA set forth in this Agreement shall survive the Closing.

     O. Waiver of Jury Trial and Punitive, Consequential, Special and Indirect Damages. DEBTOR AND FFCA HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR
IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED
HEREIN OR RELATED HERETO. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS
AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, DEBTOR AND FFCA HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT
EITHER MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND
INDIRECT DAMAGES FROM THE OTHER WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT

BY IT AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY
DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY DEBTOR OF ANY RIGHT THEY MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

     P. Transfers, Participations and Securitization. (1) A material inducement to FFCA's willingness to complete the transactions contemplated by the Loan Documents is Debtor's agreement that FFCA may, at any time, sell, transfer or assign any Note, any Mortgage and any of the other Loan Documents, and any or all servicing rights with respect thereto (each, a "Transfer"), or grant participations therein (each, a "Participation"), or complete an asset securitization vehicle selected by FFCA, in accordance with all requirements which may be imposed by the investors or the rating agencies involved in such securitized financing transaction, as selected by FFCA, or which may be imposed by applicable securities, tax or other laws or regulations, including, without limitation, laws relating to FFCA's status as a real estate investment trust (each, a "Securitization").

     (2) Debtor agrees to cooperate in good faith with FFCA in connection with any Transfer, Participation and/or Securitization, including, without limitation, (i) providing such documents, financial and other data, and other information and materials (the "Disclosures") which would typically be required with respect to Debtor by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Transfer, Participation and/or the Securitization, as applicable; provided, however, Debtor shall not be required to make Disclosures of any confidential information or any information which has not previously been made public unless required by applicable federal or state securities laws; and (ii) amending the terms of the transactions evidenced by the Loan Documents to the extent necessary so as to satisfy the requirements of purchasers, transferees, assignees, servicers, participants, investors or selected rating agencies involved in any such Transfers, Participations or Securitization, so long as such amendments would not have a material adverse effect upon Debtor or the transactions contemplated hereunder.

     (3) Debtor consents to FFCA providing the Disclosures, as well as any other information which FFCA may now have or hereafter acquire with respect to the Premises or the financial condition of Debtor to each purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to each Transfer, Participation and/or Securitization, as applicable. FFCA and Debtor (and their respective Affiliates) shall each pay their own attorneys fees and other out-of-pocket expenses incurred in connection with the performance of their respective obligations under this Section.

     (4) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, from and after the Closing of a Securitization with respect to some or all of the Loans or any loan evidenced by any Other Agreement:

          (a) a breach or default, after the passage of all applicable notice and cure or grace periods, under any Loan Document or Other Agreement which relates to a loan or sale/leaseback transaction which has not been the subject of a Securitization shall not constitute an Event of Default under any Loan Document or Other Agreement which relates to a loan which has been the subject of a Securitization;

          (b) a breach or default, after the passage of all applicable notice and cure or grace periods, under any Loan Document or Other Agreement which relates to a loan which has been the subject of a Securitization transaction shall not constitute an Event of Default under any Loan Document or Other Agreement which relates to a loan which has been the subject of a different Securitization transaction;

          (c) the Loan Documents corresponding to the Loans in any Securitized Loan Pool shall not secure the obligations of Debtor and/or its Affiliates contained in any Loan Document or Other Agreement which does not correspond to a loan in such Securitized Loan Pool; and

          (d) the Loan Documents and Other Agreements which do not correspond to a loan in any Securitized Loan Pool shall not secure the obligations of Debtor and/or its Affiliates contained in any Loan Document or Other Agreement which does correspond to a loan in such Securitized Loan Pool.

          Q. Pennsylvania Non-Cross-Collateralization. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the Loan Documents corresponding to each Loan secured by one or more of the Premises located in the Commonwealth of Pennsylvania shall not secure the obligations of Debtor and/or the Affiliates contained in any other Loan Documents or Other Agreements.

     IN WITNESS WHEREOF, Debtor and FFCA have entered into this Agreement as of the date first above written.

                              FFCA:
                              FFCA ACQUISITION CORPORATION,
                              a Delaware corporation


                              By   /S/ MARK E. WOOD
                                  ----------------------------------
                                   Mark E. Wood
                                   Vice President



                              DEBTOR:

                              UNI-MARTS, INC.,
                              a Delaware corporation


                              By   /S/ J. KIRK GALLAHER
                                   ---------------------------------
                                   J. Kirk Gallaher
                                   Executive Vice President and
                                   Chief Financial Officer

STATE OF ARIZONA    ]
                    ] SS.
COUNTY OF MARICOPA  ]

The foregoing instrument was acknowledged before me on June 29, 1998 by Mark E. Wood, Vice President of FFCA Acquisition Corporation, a Delaware corporation, on behalf of the corporation.

                              /S/ DEBBIE L. SUMAN
                              --------------------------------------
                              Notary Public
                                             OFFICIAL SEAL
My Commission Expires:                      DEBBIE L. SUMAN
     5-5-2002                      Notary Public     State of Arizona
------------------------------              MARICOPA COUNTY
                                      My Comm. Expires May 5, 2002


STATE OF ARIZONA    ]
                    ] SS.
COUNTY OF MARICOPA  ]

The foregoing instrument was acknowledged before me on June 29, 1998 by
J. Kirk Gallaher, Executive Vice President and Chief Financial Officer of Uni-Marts, Inc., a Delaware corporation, on behalf of the corporation.

                              /S/ DEBBIE L. SUMAN
                              --------------------------------------
                              Notary Public
                                             OFFICIAL SEAL
My Commission Expires:                      DEBBIE L. SUMAN
     5-5-2002                      Notary Public     State of Arizona
------------------------------              MARICOPA COUNTY
                                      My Comm. Expires May 5, 2002























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